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CONTACT
-------
Jennifer Whipp                              Bryan Scanlon
AXENT Technologies, Inc.                    Schwartz Communications
Tel: (301) 670-3653                         Tel: (781) 684-0770
Fax: (301) 670-3586                         bryans@schwartz-pr.com
info@axent.com

FOR IMMEDIATE RELEASE


                         AXENT AND RAPTOR AGREE TO MERGE

       COMBINATION DELIVERS UNMATCHED ENTERPRISE SECURITY FROM ONE SOURCE

ROCKVILLE, MD, DECEMBER 1, -- AXENT Technologies, Inc. (NASDAQ: AXNT), a leading provider of enterprise security management solutions, and Raptor Systems, Inc. (NASDAQ: RAPT), a leading network security vendor, jointly announced today that they have signed a definitive merger agreement. The union of these two security leaders will combine AXENT's industry leading OmniGuard(R) suite of enterprise security management solutions with Raptor's highly regarded, award-winning Eagle(R) network security products. The combined companies will operate as AXENT Technologies, Inc. and offer customers worldwide the broadest, most comprehensive family of enterprise security products and services in the industry.

Under terms of the merger agreement, AXENT will offer 0.80 shares of its common stock for each outstanding share of Raptor's stock and will exchange stock options using the same ratio. AXENT expects to issue approximately 12.8 million shares to Raptor stockholders and option holders, resulting in a transaction value of approximately $250 million. The merger agreement has been approved by the respective Boards of Directors and is expected to close within approximately 90 days, subject to regulatory reviews, approval of each company's stockholders and other customary closing conditions. The transaction will be accounted for as a pooling of interests.

The merger will create the first true enterprise security vendor, able to address the full scope of security issues facing large enterprises, by combining AXENT's strength in multi-platform, client/server security management, intrusion detection, remote access security, single sign-on and user administration with Raptor's leading VPN, web, and intranet/Internet firewall security technologies. The combined companies' extensive product line will lead the industry, addressing more aspects of information security than any other vendor. AXENT intends to provide integration between product lines and provide an enterprise security console for security management and administration, helping customers streamline and simplify security across the enterprise. The company will also continue AXENT's strategy of integrating its security





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products with enterprise management solutions from Tivoli, Computer Associates,
Hewlett-Packard and BMC.

"The merger of AXENT and Raptor brings together complementary system and network security solutions and creates the first company in the industry able to provide customers and partners one source for enterprise security solutions," said John Becker, president and CEO of AXENT, who will continue in those positions after the transaction. "Customers today are overwhelmed by the number of disparate products and vendors as they address the issues related to securing their enterprises across complex and distributed computing infrastructures. The merger now positions AXENT as the ideal security partner for enterprise customers, with a broad range of products, services and expertise to help them simplify enterprise security."

"Although Raptor and AXENT are both recognized as leaders in the security industry we have viewed the security opportunity from a different perspective," said Shaun McConnon, president and CEO of Raptor Systems. "AXENT was one of the first vendors to take on the difficult challenges of providing client/server security within the enterprise. Raptor on the other hand approached the business from securing the network. Upon consummation of the merger, AXENT will be the first vendor that has the foresight, technology and expertise to protect the entire enterprise, enabling organizations to securely tap burgeoning new business opportunities of the Internet, intranets and extranets."

ABOUT AXENT TECHNOLOGIES, INC.

AXENT Technologies(R) is a leading provider of enterprise security management solutions. AXENT simplifies the security equation by helping companies address more aspects of enterprise security than any other vendor. The OmniGuard suite of products enables organizations to centrally manage information security. In addition, OmniGuard provides enhanced data confidentiality, access control, user administration, remote access authentication and intrusion detection across the Internet and intranets for UNIX(R), Windows(R) 3.X, Windows NT(R), Windows 95(TM), NetWare(R) and mid-range systems. Headquartered in Rockville, MD, AXENT offers a broad line of security products used by Fortune 1000 companies and governments worldwide to protect information systems in distributed computing environments. Contact AXENT via e-mail at info@axent.com, or visit AXENT's World Wide Web site at http://www.axent.com.

ABOUT RAPTOR SYSTEMS, INC.

Raptor Systems(R), headquartered in Waltham, Massachusetts, is the leader in open-platform, integrated enterprise network security software and services. Raptor's award-winning, NSCA-certified products protect corporate databases and networks in government, health care, pharmaceutical, education, utility, telecommunications, technology, manufacturing and financial services sites worldwide. Raptor's strategic relationships with world-class companies such as Compaq Computer Corporation, Data General, Digex, Hewlett Packard, Marubeni, Siemens-Nixdorf and Sprint, deliver on its mission to lead industry in innovative, comprehensive network security solutions. Raptor can be found on the World Wide Web at www.raptor.com.


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Raptor was voted "The Fastest Growing Software Company in New England" by
Deloitte & Touche in 1997, Market Share Leader of Windows NT-based Firewalls by IDC in 1997, "Crossroads 98 A-List Award Winner" for EagleMobile 4.0 by Open Systems Advisors in 1997, "Recommended Firewall by Network Solutions magazine in 1997, "The Editors Choice for Internet Best" by ZD Internet magazine's Internet Lab in 1996, Internetwork magazine Editors Choice for "Best Internet Firewall" in 1996 and "Best Overall Firewall" in LAN Times 1996 Product Comparison Review.

Except for the historical information contained herein, the matters discussed and the statements made in this release concerning AXENT's and Raptor's future prospects are "forward-looking statements" under the Federal securities laws that involve risks and uncertainties. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction, risks that the contemplated benefits of the proposed transaction will not be realized, the risk that the proposed transaction will not be consummated and the impact of competitive products and developments, market conditions, general economic conditions, new technologies and industry standards. Important factors which could cause actual results to differ materially are described in reports on Forms 10-K and 10-Q filed by AXENT and Raptor with the Securities and Exchange Commission.


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AXENT, AXENT Technologies, the AXENT logo and OmniGuard are trademarks or registered trademarks, in the United States and certain other countries, of AXENT Technologies, Inc. Raptor, Raptor Systems, the Raptor logo and Eagle are registered trademarks of Raptor Systems, Inc. Windows and Windows NT are registered trademarks and Windows 95 is a trademark of Microsoft Corporation; NetWare is a registered trademark of Novell, Inc.; UNIX is a registered trademark licensed exclusively by X/Open Company, Ltd.; and other product names and trademarks are the property of their respective owners.